                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         RATIONAL SOFTWARE CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 25, 1997

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of Rational Software Corporation (the "Company") will be held at the principal offices of the Company at 18880 Homestead Road, Cupertino, CA 95014, on September 25, 1997 at 11:00 a.m. local time, for the following purposes:

  1.  To elect three Class II members of the Board of Directors (Proposal 1);

  2. To approve an amendment to the 1997 Stock Option Plan reserving an additional 4,000,000 shares of the Company's Common Stock for issuance thereunder (Proposal 2);

  3. To approve an amendment to the 1994 Employee Stock Purchase Plan reserving an additional 1,000,000 shares of the Company's Common Stock for issuance thereunder (Proposal 3);

  4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for fiscal year 1998 (Proposal 4); and

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only holders of record of the Company's Common Stock at the close of business on August 12, 1997, the record date fixed by the Company's Board of Directors, are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Robert T. Bond
                                          Secretary

Santa Clara, California
August 18, 1997

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                         RATIONAL SOFTWARE CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 25, 1997

                               ----------------

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Rational Software Corporation ("Rational" or the "Company") of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the principal offices of the Company at 18880 Homestead Road, Cupertino, CA 95014, at 11:00 am. on Thursday, September 25, 1997, and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person, or by giving notice of revocation to the Company's Secretary.

  The Annual Meeting has been called for the following purposes: (1) to elect three Class II members of the Board of Directors; (2) to approve an amendment to the 1997 Stock Option Plan reserving an additional 4,000,000 shares of the Company's Common Stock for issuance thereunder; (3) to approve an amendment to the 1994 Employee Stock Purchase Plan reserving an additional 1,000,000 shares of the Company's Common Stock for issuance thereunder; and (4) to ratify the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for fiscal year 1998; and (5) to transact such other business as may properly come before the meeting or any adjournment thereof. Only holders of record of the Company's Common Stock at the close of business on August 12, 1997, the record date fixed by the Company's Board of Directors, are entitled to notice of and to vote at the Annual Meeting.

  If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked therein. Executed but unmarked proxies will be voted FOR the election of the Company's three nominees to the Board of Directors and FOR each of the other proposals.

  The Company's capital stock consists of a single class of Common Stock, par value $0.01 per share, of which 87,100,389 shares were outstanding at the close of business on August 12, 1997. Stockholders of record at the close of business on August 12, 1997, have the right to receive notice of and to vote at the Annual Meeting. For each share held, a stockholder is entitled to one vote on each matter to be considered and acted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the

Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal on which the broker has expressly not voted.

  A copy of the annual report to stockholders for the fiscal year ended March 31, 1997, which includes Rational's 10-K for its 1997 fiscal year, accompanies this Proxy Statement. The Company is required to file an annual report on Form 10-K for its 1997 fiscal year with the Securities and Exchange Commission ("SEC"). Stockholders may obtain, for the cost of copying, a copy of any exhibits thereto by writing: Rational Software Corporation, 18880 Homestead Road, Cupertino, CA 95014, Attention: Investor Relations.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

  The following table sets forth certain information as of August 12, 1997, regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director and each nominee for election as a director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth in this Proxy Statement, and (iv) all current directors and current executive officers of the Company as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon the Company's records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to the Company by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

                                                            NUMBER OF
                                                              SHARES
                                                           BENEFICIALLY PERCENT
   NAME                                                       OWNED     OF CLASS
   ----                                                    ------------ --------
   Paul D. Levy(1)........................................    215,627      *
   Michael T. Devlin(2)...................................    215,627      *
   Robert T. Bond(3)......................................    187,823      *
   John R. Lovitt(4)......................................    152,784      *
   David H. Bernstein(5)..................................    105,835      *
   Leslie G. Denend(6)....................................     55,083      *
   Daniel H. Case III(7)..................................     48,914      *
   Allison R. Schleicher(8)...............................     46,583      *
   James S. Campbell(9)...................................     34,083      *
   John E. Montague (10)..................................     17,602      *
   All current Directors and current Executive Officers
    as a group (35 persons)(11)...........................  2,583,386     3.74%

--------
*Less than one percent.
 (1) Includes 175,625 shares purchasable by Mr. Levy within 60 days of August 12, 1997 pursuant to outstanding options.
 (2) Includes 175,625 shares purchasable by Mr. Devlin within 60 days of August 12, 1997 pursuant to outstanding options.
 (3) Includes 162,831 shares purchasable by Mr. Bond within 60 days of August 12, 1997 pursuant to outstanding options.
 (4) Includes 109,165 shares purchasable by Mr. Lovitt within 60 days of August 12, 1997 pursuant to outstanding options.
 (5) Includes 75,833 shares purchasable by Mr. Bernstein within 60 days of August 12, 1997 pursuant to outstanding options.
 (6) Includes 55,081 shares purchasable by Mr. Denend within 60 days of August 12, 1997 pursuant to outstanding options.
 (7) Includes 12,583 shares purchasable by Mr. Case within 60 days of August 12, 1997 pursuant to outstanding options.
 (8) Includes 41,581 shares purchasable by Mr. Schleicher within 60 days of August 12, 1997 pursuant to outstanding options.
 (9) Includes 22,999 shares purchasable by Mr. Campbell within 60 days of August 12, 1997 pursuant to outstanding options.
(10) Includes 17,000 shares purchasable by Mr. Montague within 60 days of August 12, 1997 pursuant to outstanding options.
(11) Includes an aggregate of 1,691,220 shares that may be acquired within 60 days of August 12, 1997 pursuant to outstanding options.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

  The Company's bylaws provide for a Board of seven directors. The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes as nearly equal in number as possible. The term of Class I directors expires in 1999, the term of Class II directors expires in 1997, and the term Class III directors expires in 1998. The three Class II directors who were serving as directors at the end of fiscal year 1997 are nominated for reelection. Directors elected at the Annual Meeting will hold office for a three-year term expiring in 2000 or until their successors are elected and qualified. The other directors will continue in office for the remainder of their terms as indicated below. Unless authority so to vote is withheld, proxies received pursuant to this solicitation will be voted for the election of the three nominees named below. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2000

  DANIEL H. CASE III, age 40, has been a director of Rational since 1993. Since 1994, he has been President and Chief Executive Officer of Hambrecht & Quist Group, an investment banking firm. From 1992 to 1994 he served as President and Co-Chief Executive Officer of Hambrecht & Quist Group. Previously he held various positions with Hambrecht & Quist Group. He is a director of Hambrecht & Quist Group and Electronics Arts, Inc.

  PAUL D. LEVY, age 41, co-founded Rational in 1981. He is currently Chairman of the Board and Chief Executive Officer. Prior to September 1996, Mr. Levy served as President and Chief Executive Officer of Rational. Mr. Levy is a director of Peerless Systems Corporation and Genesys Telecommunications Laboratories, Inc. Mr. Levy is the son-in-law of Mr. Campbell.

  JOHN E. MONTAGUE, age 43, has been a director of the Company since 1994. Since March 15, 1995, he has been Vice President, Financial Strategies at Lockheed Martin Corporation ("Lockheed Martin"). Previously, he was Vice President, Corporate Development and Investor Relations at Martin Marietta Corporation. From 1988 to 1991, he was Director, Corporate Development at Martin Marietta Corporation.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1999

  MICHAEL T. DEVLIN, age 42, co-founded Rational in 1981 and is currently President and a Director. Prior to September 1996, Mr. Devlin served as Chairman of the Board of the Company.

  LESLIE G. DENEND, age 56, has been a director of Rational since 1993. Since 1993, he has been the President and Chief Executive Officer of Network General Corporation, a supplier of local and wide area computer network communications management systems. From 1990 to 1992, he was President of Vitalink Communications. He is a director of Network General Corporation, McAfee Corporation and Proxim, Inc.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1998

  JAMES S. CAMPBELL, age 70, has been a director of the Company since 1990. Mr. Campbell is a retired Corporate Vice President of Xerox. Since 1987, he has been the Managing Director of Management Partners International Corporation, a management and consulting firm specializing in technology companies. He serves on the national board of directors of United We Stand America, Inc. and is a Director of Applied Voice Technology, Inc. Mr. Campbell is the father-in-law of Mr. Levy.

  ALLISON R. SCHLEICHER, age 53, has been a director of Rational since 1990. Since 1967, he has been with IBM Corporation in various executive and management positions. Most recently, he was appointed Vice President, Finance & Planning, Personal Systems Technology Group, IBM Corporation. In 1994, he was appointed Vice President, Finance of IBM Credit Corporation. Mr. Schleicher is a director of IBM Credit Corporation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINATED DIRECTORS. Because the three nominees who receive the greatest number of votes will be elected to serve as Class II directors, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

BOARD OF DIRECTORS AND COMMITTEES

  The Company's Board of Directors held four regular meetings (and had eleven actions by unanimous written consent) and seven special meetings during fiscal year 1997. Each incumbent director attended at least 75 percent of the meetings held during the part of fiscal year 1997 during which he was a director, in the aggregate, by the Board and each committee of the Board of which he was a member. The Company's Board of Directors has a Compensation Committee and Audit Committee. The Company does not have a Nominating Committee.

  The Compensation Committee (consisting of Messrs. Denend and Schleicher) reviews and recommends to the Board appropriate action with respect to the compensation of and benefits granted to officers and other key employees of the Company and administers the Company's two 1983 Incentive Stock Option Plans, 1986 Stock Option Plan, 1993 Stock Option Plan, 1994 Stock Option Plan, 1994 Employee Stock Purchase Plan, 1997 Stock Option Plan and the 1997 Supplemental Stock Option Plan. The Compensation Committee held five meetings during fiscal year 1997. The Audit Committee (consisting of Messrs. Case, Campbell, and Montague) nominates the Company's independent auditors, reviews with the Company's independent auditors matters relating to the scope and plan of the audit, the adequacy of internal controls, and the preparation of the Company's financial statements, reports and makes recommendations to the Board with respect thereto, and reviews related party transactions for conflicts of interest. The Audit Committee held one meeting during fiscal year 1997.

  The Company pays directors' fees only to directors who are neither employees of the Company nor serving on the Board pursuant to contractual arrangements with the Company. Directors' fees are paid at the rate of $1,250.00 per Board meeting attended, with no additional fee being payable for attendance at committee meetings. Directors are also reimbursed reasonable out-of-pocket expenses in connection with attending meetings. Directors who are not employees of the Company participate in the Directors' Stock Option Plan.

        AMENDMENT TO THE 1997 STOCK OPTION PLAN RESERVING AN ADDITIONAL
                4,000,000 SHARES OF THE COMPANY'S COMMON STOCK
                                 (PROPOSAL 2)

PROPOSED AMENDMENT

  The stockholders are being asked to approve an amendment to the 1997 Stock Option Plan reserving an additional 4,000,000 shares of the Company's Common Stock, which if approved would result in a total of 5,650,000 shares being issuable under the 1997 Stock Option Plan. Currently there are 1,650,000 shares reserved under the 1997 Stock Option Plan, of which there are 1,624,190 subject to outstanding options and 25,810 available for grant. In addition, there are outstanding and unexercised options under the 1994 Stock Option Plan for the purchase of approximately 3,600,000 shares of Common Stock. Shares subject to any such options which expire, terminate unexercised, or are otherwise returned to the Company, upon forfeiture thereof will be added to the available pool under the 1997 Stock Option Plan. If this amendment is approved, there will be a total of 5,650,000 reserved under the 1997 Stock Option Plan, of which 1,624,190 will be subject to outstanding options and 4,025,810 will be available for grant. The amendment to the 1997 Stock Option Plan was adopted by the Board of Directors on July 15, 1997, subject to stockholder approval. There are approximately 1,600 employees of Rational and its subsidiaries who are eligible to participate in the 1997 Stock Option Plan.

  The Rational Board of Directors believes that the amendment to the 1997 Stock Option Plan is important to the continued functioning of the 1997 Stock Option Plan, which has proved an effective means of motivating and encouraging the continued employment of the employees of Rational and its subsidiaries including those recently absorbed in the Pure Atria merger.

  In an act which emphasizes the need for this current amendment, on July 15, 1997, the Board of Directors approved by unanimous written consent a 1997 Supplemental Stock Option Plan. This nonstatutory stock option plan was adopted to accommodate a significant increase in new employees resulting from the mergers and acquisitions during the first and second quarters of fiscal year 1997, prior to the Pure Atria merger as well as to award existing employees. The Board approved the reservation of 350,000 shares of the Company's Common Stock for issuance under the 1997 Supplemental Stock Option Plan.

DESCRIPTION OF THE 1997 STOCK OPTION PLAN

  General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with Rational, to provide additional incentive to the employees and consultants of Rational and to promote the success of Rational's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

  Administration. The Plan may be administered by the Rational Board of Directors or a committee of the Rational Board (the "Administrator"), which Administrator shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the Plan, provided that no such action may affect any share of Rational Common Stock previously issued and sold or any option previously granted under the Plan.

  Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees and consultants of Rational and any parent or subsidiary of Rational. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

  Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Rational. In order to preserve Rational's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of Rational, options and stock purchase rights to purchase more than 500,000 shares of Common Stock (as appropriately adjusted for changes in the capitalization of Rational). Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options or stock purchase rights to purchase up to an additional 500,000 shares of Common Stock (as appropriately adjusted for changes in the capitalization of Rational).

  Terms and Conditions of Options. Each option is evidenced by a stock option agreement between Rational and the optionee, and is subject to the following additional terms and conditions:

    (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

    (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the Plan generally vest and become exercisable over four (4) years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of Rational (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

    (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

    (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or, in the absence thereof, three (3) months after the date of termination or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

    (e) Death or Disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or, in the absence thereof, twelve (12) months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

    (f) Nontransferability of Options. Options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

    (g) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

  Stock Purchase Rights. A stock purchase right gives the purchaser a period as determined by the Administrator from the date of grant to purchase Common Stock. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between Rational and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give Rational a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Rational for any reason (including death and disability). The purchase price for any shares repurchased by Rational shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

  Adjustments Upon Changes in Capitalization. In the event that the stock of Rational changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of Rational effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

  In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution, or that any rights of repurchase in Rational with respect to stock purchase rights shall lapse provided the proposed dissolution or liquidation takes place at the time and in the manner anticipated.

  In connection with any merger, consolidation, acquisition of assets or like occurrence involving Rational, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the vested right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

  Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, Rational shall obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with Rule 16b-3, Section 162(m) and
Section 422 of the Code, or any similar rule or statute. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the stockholders or the Board of Rational, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

  Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the incentive stock option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the incentive stock option and one year after exercise of the incentive stock option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of Rational. Rational is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

  Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee or former employee of Rational is subject to tax withholding by Rational. Rational is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

  Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to Rational's right to repurchase the stock upon the purchaser's termination of employment with Rational. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

  The purchaser may accelerate his or her recognition of ordinary income, if any, to the date of purchase and begin the capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee or former employee will be subject to tax withholding by Rational. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of Rational.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND RATIONAL WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2. Directors who are employees of the Company may benefit from adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment. Because the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

              AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN
    RESERVING AN ADDITIONAL 1,000,000 SHARES OF THE COMPANY'S COMMON STOCK
                                 (PROPOSAL 3)

PROPOSED AMENDMENT

  The stockholders are being asked to approve an amendment to the 1994 Employee Stock Purchase Plan (the "Purchase Plan") reserving an additional 1,000,000 shares of the Company's Common Stock for issuance thereunder. Currently there are 1,200,000 shares reserved under the Purchase Plan, of which 1,109,044 have been purchased and 90,956 are still available for purchase. If this amendment is approved there will be a total of 2,200,000 shares reserved under the Purchase Plan, of which 1,109,044 have been purchased and 1,090,956 shares will be available for purchase. The amendment to the Purchase Plan was adopted by the Board of Directors on July 15, 1997, subject to stockholder approval.

  The Rational Board of Directors believes that the amendment to the Purchase Plan is an important addition to the Company's efforts to encourage employee equity participation in order to increase worker retention and align employee interests with those of the stockholders. The Board is pleased with the success of the Purchase Plan in increasing the level of employee interest in the Company's stock price, and has proposed this amendment to promote continued employee participation in the Purchase Plan.

  At its regular meeting on July 15, 1997, the Board of Directors of the Company determined that it was in the best interests of the Company and its stockholders to provide the former employees of Pure Atria Corporation the opportunity to participate in the Purchase Plan prior to the commencement of the offering period scheduled to begin on the first trading day on or after November 1, 1997. Pursuant to Section 4 of the Purchase Plan, the Board approved the establishment of a special offering period for all employees under the Purchase Plan commencing with the first trading day following the effective closing date of the merger of Pure Atria Corporation with the Company. The enrollment date for this special offering period was July 31, 1997, and the enrollment period will terminate on the last trading day on or before April 30, 1999. All other offering period scheduled to begin under the Purchase Plan on or after November 1, 1997 are unaffected.

DESCRIPTION OF THE PLAN

  The Company's Purchase Plan, which is intended to qualify under Section 423 of the code, permits eligible employees to purchase Common Stock through payroll deductions. The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board (the "Administrator"). Every finding, decision and determination by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

  Employees are eligible to participate if they are employed by the Company on an offering date: however, they must be regularly employed by the Company for at least twenty hours per week and more than five months per calendar year. Participation in the Purchase Plan ends automatically on termination of employment with the Company. Eligible employees may become a participant by completing a subscription agreement authorizing payroll deductions and filing it with the Company's stock administration department on or before the applicable enrollment date.

  The Purchase Plan is implemented by consecutive and overlapping offering periods of approximately 24 months, with a new offering period commencing on the first trading day on or after November 1 and May 1 of each year, or on such other date as the Board may determine. The purchase price per share of the shares offered under the Purchase Plan in a given offering period is the lower of 85% of the fair market value of the Common Stock on the enrollment date or 85% of the fair market value of the Common Stock on the exercise date. The fair market value of the Common Stock on a given date is the closing sale price of the Common Stock for such date as reported by the NASDAQ National Market.

  The purchase price for the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation, which is defined in the plan to include base pay, including commissions, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, and other compensation for a given offering period. A participant may discontinue his or her participation in the Purchase Plan at any time during the offering period. Payroll deductions shall commence on the first payday following the enrollment date, and shall end on the exercise date of the offering period unless sooner terminated as provided in the Purchase Plan.

  The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the amount of the participant's total payroll deductions to be accumulated prior to an exercise date by the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or on the exercise date. Unless a participant withdraws from the Purchase Plan, such participant's option for the purchase of shares will be exercised automatically on each exercise date for the maximum number of whole shares at the applicable price.

  Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), nor shall any employee be granted an option which would permit the employee to buy under all employee stock purchase plans of the Company more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

  Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. A participant may withdraw all, but not less than all, of the payroll deductions credited to such participant's account and not yet used by giving written notice to the Company. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or pursuant to the Purchase Plan) and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

  The shares reserved under the Purchase Plan as well as the price per share of Common Stock covered by each option under the Purchase Plan which has not yet been exercised, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Purchase Plan provides that each option under the plan shall be assumed or an equivalent option be substituted by the successor or purchaser corporation, unless the Board determines to shorten the offering period.

  The Board of Directors of the Company may at any time and for any reason terminate or amend the Purchase Plan. Except as provided in the Purchase Plan, no such termination can adversely affect options previously granted, provided that an offering period may be terminated by the Board of Directors on any exercise date if the Board determines that the termination of the Purchase Plan is in the best interests of the Company and its stockholders. Unless terminated sooner, the Purchase Plan will terminate 10 years from its effective date of May 20, 1994.

FEDERAL INCOME TAX CONSEQUENCES

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, or one year from the exercise date, the participant will recognize ordinary income measured as the lesser of
(a) the excess of the fair market of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Rational is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND RATIONAL WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3. Directors who are employees of the Company may benefit from adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment. Because the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

                     RATIFICATION OF INDEPENDENT AUDITORS
                                 (PROPOSAL 4)

  Action is to be taken at the Annual Meeting with respect to the ratification of independent auditors, who were nominated by the Audit Committee, to examine the financial statements of the Company for fiscal year 1998. Unless otherwise directed therein, proxies received pursuant to this solicitation will be voted for the ratification of Ernst & Young LLP, who served as the Company's auditors for fiscal year 1997. Although the ratification of independent auditors is not required to be submitted to a vote of the stockholders, the Board of Directors believes that such ratification is a matter on which the stockholders should express their opinion. If the stockholders do not ratify Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors. Ernst & Young LLP has advised the Company that no member of its firm has any direct or indirect material financial interest in the Company. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

                                 OTHER MATTERS

  No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same according to their discretion and best judgment.

                              EXECUTIVE OFFICERS

             NAME; AGE                  PRINCIPAL OCCUPATIONS AND EMPLOYMENT
    POSITION(S) WITH THE COMPANY             DURING THE PAST FIVE YEARS
    ----------------------------        ------------------------------------
 Paul D. Levy; 41                   See "Election of Directors" above for
  Chief Executive Officer           further information concerning Mr. Levy.

 Michael T. Devlin; 42              See "Election of Directors" above for
  President                         further information concerning Mr. Devlin.

 Robert T. Bond; 54                 Executive Vice President and General
  Senior Vice President,            Manager of International Field Operations,
  Chief Operating Officer,          old Rational from 1990 to 1994, and
  Chief Financial Officer and       Rational from 1994 to 1995.
  Secretary

 David H. Bernstein; 45             Vice President and General Manager, Object
  Senior Vice President and         Technology, old Rational, 1994 and Rational
  General Manager, Products         from 1994 to 1995. Vice President, Product
                                    Development from 1982 to 1994.
 Robert H. Dickerson; 40            Vice President, Developer and Performix
  Senior Vice President and         Products Groups, Pure Atria Corporation,
  General Manager, Products         1994 to 1997 (Rational acquired Pure Atria
                                    on 7/30/97). Senior Vice President, Client
                                    Server Division, Director of Marketing,
                                    Borland International, 1987 to 1994.

 John R. Lovitt; 52                 Vice President of North American Field
  Senior Vice President,            Operations, old Rational from 1990 to 1994,
  Worldwide Field Operations        and Rational from 1994 to 1995.


             NAME; AGE                  PRINCIPAL OCCUPATIONS AND EMPLOYMENT
    POSITION(S) WITH THE COMPANY             DURING THE PAST FIVE YEARS
    ----------------------------        ------------------------------------
 Thomas F. Bogan; 45                Senior Vice President, Finance &
  Vice President and General        Administration, Chief Financial Officer,
  Manager, SQA Business Unit        Treasurer and Assistant Secretary of SQA,
                                    Inc., 1996 to 1997 (Rational acquired SQA,
                                    Inc. on 2/26/97). President and Chief
                                    Executive Officer of Pacific Data Products,
                                    Inc., 1993 to 1996. President and Chief
                                    Executive Officer of Avatar Corporation,
                                    1987 to 1993.

 Timothy A. Brennan; 41             Corporate Controller, Rational from 1994 to
  Vice President, Finance and       1995; Division Controller, The Ask Group,
  Administration                    Inc. from 1990 to 1994.

 Frederick J. Ciaramaglia; 49       Vice President, Research and Development of
  Vice President, Research and      SQA, Inc. 1994 to 1997 (Rational acquired
  Development                       SQA, Inc. on 2/26/97). Senior Vice
                                    President, Development, Clinical
                                    Information Advantages, Inc., 1992 to 1994.
                                    Founder of Softbridge Microsystems, Inc.,
                                    and Senior Vice President, Technology, 1983
                                    to 1992.

 James P. Cluchey; 49               Vice President, Managing Director of
  Vice President, European          European Operations of SQA, Inc., 1995 to
  Operations                        1997 (Rational acquired SQA, Inc. on
                                    2/26/97). Vice President Europe of ST
                                    Europe PLC, 1993 to 1995. Vice President
                                    Europe of Datalogix Europe, 1991 to 1993.

 William T. Dedrick; 41             Vice President, U.S. Sales of SQA, Inc.,
  Vice President, Channel and       1993 to 1997 (Rational acquired SQA, Inc.
  Telesales Operations              on 2/26/97). Vice President, North American
                                    Sales of Easel Corporation, 1992 to 1993.

 Elizabeth H. Friday; 36            Vice President, Worldwide Customer Support,
  Vice President, Customer Support  Pure Atria Corporation, 1994 to 1997
                                    (Rational acquired Pure Atria on 7/30/97).

 Kevin J. Haar; 40                  Vice President of North American Major
  Vice President, Major Accounts,   Accounts, Rational, 1995. Account
  North American Field Operations   Representative, old Rational from 1986 to
                                    1994, and Rational from 1994 to 1995.

 Roger A. Hodskins; 41              Vice President, Strategic Alliances of SQA,
  Vice President, Business          Inc., 1996 to 1997 (Rational acquired SQA,
  Development                       Inc. on 2/26/97). Vice President,
                                    Enterprise Partners, SQA, Inc., 1995 to
                                    1992; Director of Alternate Channels, SQA,
                                    Inc., 1992 to 1995. Manager, Geographic
                                    Information Systems and Senior
                                    International Marketing Manager, Wang
                                    Laboratories, Inc., 1988 to 1992.

 J. Burr Gibbons; 50                Director, Human Resources, Rational, from
  Vice President, Human Resources   1990 to 1997.

 Ivar Jacobson; 58                  Vice President, Technology, Objectory AB
  Vice President, Business          from 1991 to 1995; President, Objectory AB,
  Engineering                       1990.

 Richard H. Lanchantin; 41          Pure Atria Corporation, 1997 (Rational
  Vice President, Field Operations  acquired Pure Atria on 7/30/97).

 Denis P. LeBlanc; 45               Vice President, Atria Product Group, Pure
  Vice President and General        Atria Corporation, 1996 to 1997 (Rational
  Manager, Configuration and        acquired Pure Atria on 7/30/97). Director
  Change Management Business Unit   of Marketing, Atria Product Group, Pure
                                    Atria, 1996; Regional Sales Manager, Atria
                                    Software, 1992 to 1996; and District Sales
                                    Manager, MIPS Computer Systems, 1991 to
                                    1992.

 Dean Leffingwell; 47               Co-founder and Chief Executive Officer of
  Vice President and General        Requisite, Inc., 1994 to 1997 (Rational
  Manager, Rational University      acquired Requisite, Inc. in 2/4/97).
                                    Chairman of Colorado MEDtech, Inc., prior
                                    to 1994.

             NAME; AGE                  PRINCIPAL OCCUPATIONS AND EMPLOYMENT
    POSITION(S) WITH THE COMPANY             DURING THE PAST FIVE YEARS
    ----------------------------        ------------------------------------
 Joseph N. Marasco; 51              Vice President and General Manager,
  Vice President and General        Programming Tools, Rational, 1995. Product
  Manager, Programming              Manager, old Rational from 1986 to 1994,
  Environments                      and Rational from 1994 to 1995.

 Gregory L. Meyers; 40              Chief Architect, Software Tools, Palladio
  Vice President and General        Software Corp. from 1992 to 1995 (Palladio
  Manager, Rose Business            Software Corp. was acquired by Rational on
                                    December 30, 1994). Product Manager,
                                    Medical Equipment Manufacturer, General
                                    Electric Medical Systems from 1990 to 1992.

 Reinhard Nielsen; 45               Vice President and Managing Director,
  Vice President, Field Operations  European Sales, Pure Atria Corporation,
                                    1994 to 1997 (Rational acquired Pure Atria
                                    on 7/30/97).

 Roger W. Oberg; 37                 Vice President, Sales and Marketing,
  Vice President and General        Requisite, Inc. 1996 to 1997. (Rational
  Manager, Requirements Management  acquired Requisite, Inc. on 2/4/97).
  Business Unit                     Executive Director, Advanced Intelligent
                                    Network, US West Communications, 1996; Vice
                                    President of Engineering, XVT Software,
                                    1995; and Vice President of Marketing XVT
                                    Software, 1992 to 1994.

 Richard P. Reitman; 44             Chief Architect, old Rational 1993 to 1994,
  Vice President, Process and       and Rational from 1994 to 1996; Product
  Project Management Products       Architect, old Rational from 1991 to 1993.

 Pamela S. Roussos; 37              Director, Product Marketing, Pure Atria
  Vice President, Developer         Corporation 1996 to 1997 (Rational acquired
  Products Business Unit            Pure Atria on 7/30/97). Product Manager,
                                    Pure Software Corporation, 1994 to 1996;
                                    Consultant Systems Engineer and various
                                    managerial positions, Amdahl, 1982 to 1994.

 Gerald J. Rudisin; 43              Director of Marketing, old Rational from
  Vice President, Corporate         1991 to 1994, and Rational from 1994 to
  Marketing and Technical           1995. Vice President of Product Marketing
  Marketing                         at Alsys, Inc. from 1986 to 1991.

 Lawrence W. Schork; 46             Director, Information Technologies,
  Vice President, Information       Rational, from 1996 to 1997. Senior
  Technologies and Chief            Applications Development Manager, Sunsoft,
  Information Officer               1994 to 1996; Senior Project Manager, Apple
                                    Computer, 1987 to 1994.

 Eric L. Schurr; 39                 Vice President, Product Management and
  Vice President, Product           Marketing, SQA, Inc., 1994 to 1997
  Marketing Commercial IS Products  (Rational acquired SQA, Inc. on 2/26/97).
                                    Director of Marketing, SQA, Inc., 1992 to
                                    1994. Director, Marketing Support and
                                    various field, technical and marketing
                                    positions, Cognos, 1983 to 1992.

 Kirk G. Fuller; 39                 Central District Manager, Rational, from
  Regional Vice President, Central  1994 to 1997. Sales Manager, Verdix
  Region                            Corporation, 1990 to 1994  (Rational
                                    acquired Verdix Corporation on 3/30/94).

 Burton M. Goldfield; 41            Western Regional Manager, Rational, 1996 to
  Regional Vice President, Western  1997; and District Manager for Northeast
  Region and Canada                 Region, Rational, from 1991 to 1996.


COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. The Company believes that all reports required pursuant to Section 16(a) with respect to the 1997 fiscal year were timely filed.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The Securities and Exchange Commission requires the following table setting forth for the fiscal years ending March 31, 1997, 1996, and 1995, the cash compensation paid by the Company to the Chief Executive Officer and each of the four other most highly compensated executive officers during the last fiscal year.

                                   ANNUAL COMPENSATION
                                 -----------------------  ALL OTHER
     NAME AND PRINCIPAL                                  COMPENSATION
     POSITION                    YEAR SALARY($) BONUS($)     ($)
     ------------------          ---- --------- -------- ------------
     Paul D. Levy..............  1997  325,000  180,000       348(1)
      Chief Executive Officer    1996  240,000   82,374       348(1)
                                 1995  220,000        0       348(1)
     Michael T. Devlin.........  1997  325,000  180,000       348(1)
      President                  1996  240,000   82,374       348(1)
                                 1995  220,000        0       348(1)
     Robert T. Bond............  1997  250,000  139,000       348(1)
      Senior Vice President,     1996  185,000   67,729       348(1)
      Chief Operating Officer,   1995  185,000        0     3,652(1)(2)(3)
      Chief Financial Officer
       and Secretary
     David H. Bernstein........  1997  275,000   78,000       348(1)
      Senior Vice President and  1996  220,000   80,000       348(1)
      General Manager, Products  1995  220,000        0       348(1)
     John R. Lovitt ...........  1997  195,000  135,000     3,348(1)(3)
      Senior Vice President,     1996  180,000   62,238       348(1)
      Worldwide Field
       Operations                1995  170,000        0       348(1)

--------
(1) Includes $348 in premiums paid pursuant to a long-term disability plan through which the Company provides long-term disability income insurance for all its employees. In the event of an insured officer's disability, the officer may be eligible after three consecutive months of disability for a monthly benefit of 60% of his tax-free monthly earnings up to a $6,000 per month maximum.
(2) Includes a $304 interest differential reimbursed to Mr. Bond pursuant to the old Rational Stock Option Financial Assistance Plan that was adopted in Sept. 29, 1983, to assist optionees in the financing of their purchase of options granted under the old Rational 1983 Incentive Stock Option Plan. Mr. Bond repaid the loan in fiscal year 1996.
(3) Includes $3,000 earned by each Mr. Bond and Mr. Lovitt as an award for ten years of service with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to each of the named executive officers of the Company concerning the grant of stock options during the last fiscal year and the potential realizable value at certain assumed annual rates of stock price appreciation.

  The total number of shares of Common Stock subject to options granted in fiscal year 1997 were 4,344,561 (includes options granted under SQA, Inc. option plans as well as Rational option plans).

                                                                                   POTENTIAL REALIZABLE
                             INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
                         --------------------------                                  ANNUAL RATES OF
                          NUMBER OF    PERCENT OF                                      STOCK PRICE
                          SHARES OF   TOTAL OPTIONS                                  APPRECIATION FOR
                         COMMON STOCK  GRANTED TO                                     OPTION TERM(1)
                          UNDERLYING  EMPLOYEES IN  EXERCISE PRICE                 --------------------
NAME                     OPTIONS (#)   FISCAL YEAR    ($/SHARE)    EXPIRATION DATE  5% ($)    10% ($)
----                     ------------ ------------- -------------- --------------- --------- ----------
Paul D. Levy ...........   200,000        4.60%         28.19          8/26/06     3,545,708  8,985,520
                           200,000        4.60%         39.56           1/2/07     4,975,814 12,609,690
                           325,000        7.48%         18.25          3/18/07     3,730,131  9,452,885
Michael T. Devlin.......   200,000        4.60%         28.19          8/26/06     3,545,708  8,985,520
                           200,000        4.60%         39.56           1/2/07     4,975,814 12,609,690
                           325,000        7.48%         18.25          3/18/07     3,730,131  9,452,885
Robert T. Bond..........   130,000        2.99%         28.19          8/27/06     2,304,710  5,840,588
David H. Bernstein......    90,000        2.07%         28.19          8/27/06     1,595,569  4,043,484
John R. Lovitt..........    90,000        2.07%         28.19          8/27/06     1,595,569  4,043,484

--------
(1) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of fiscal year 1997 granted options, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

  The following table sets forth information with respect to each of the named executive officers of the Company concerning the exercise of stock options during the last fiscal year and the fiscal year 1997 year-end value of all unexercised options held by such individuals.

                                                  NUMBER OF SECURITIES         DOLLAR VALUE OF
                                                       UNDERLYING               UNEXERCISED,
                          NUMBER OF             UNEXERCISED OPTIONS HELD  IN-THE-MONEY OPTIONS HELD
                           SHARES      DOLLAR       AT MARCH 31, 1997       AT MARCH 31, 1997(1)
                         ACQUIRED ON   VALUE    ------------------------- -------------------------
          NAME            EXERCISE    REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ---------- ----------- ------------- ----------- -------------
Paul D. Levy............   125,000   $2,476,910        0       600,000    $        0   $5,426,250
Michael T. Devlin.......   125,000   $2,690,250        0       600,000    $        0   $5,426,250
Robert T. Bond..........         0   $        0   94,498        80,834    $1,649,219   $1,342,916
David H. Bernstein......         0   $        0   26,666        53,334    $  482,255   $  964,545
John R. Lovitt..........   105,330   $2,501,022   51,109        75,557    $  894,398   $1,280,759

--------
(1) Value based on market value of the Company's Common Stock at date of exercise, or at March 31, 1997 (the last business day of the fiscal year), minus the exercise price. The market value at March 31, 1997 was $20.625 per share.

COMPENSATION COMMITTEE REPORT

  Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's Compensation Committee (the "Committee") addressing the Company's compensation policies with respect to executive officers.

  The Committee reviews and recommends to the Board action with respect to compensation of and benefits granted to officers and other key employees of the Company and administers the Company's several stock option plans and stock purchase plan. During fiscal year 1997, the Committee was comprised of two non-employee directors.

  The Company structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. The compensation paid to the Company's executive officers consists primarily of base salary, cash bonuses under a management incentive bonus plan, and grants of stock pursuant to the Company's stock option plans.

  The Committee annually reviews base salaries of executive officers, including the executive officers named in the Summary Compensation Table. Industry compensation surveys are used to establish base salaries that are within the range of those of persons holding comparably responsible positions at other similar-sized companies, both regionally and nationally. While salary surveys that directly correspond to the companies included in the "peer group" used to construct the Performance Graph included in this Proxy Statement are not available, there is substantial overlap between the companies included in the salary surveys used by the Company and the companies included in such "peer group," and the Committee believes that it is appropriate to consider such surveys in establishing the range of competitive salaries for its executive officers. In addition, other factors are considered in setting salaries, such as cost-of-living increases, management performance reviews and recommendations, as well as the individual's past performance and potential with the Company. The consideration of additional factors and the weight given to any particular factor are within the discretion of the Committee.

  After considering the factors described above in connection with salary adjustments, and giving particular emphasis to competitive factors and individual performance, the Committee recommended that Mr. Levy's base salary be increased in fiscal year 1997.

  The Company's management incentive bonus plan ties payment of benefits to executive officers, including the executive officers named in the Summary Compensation Table, to corporate profit and revenue goals established by the Board of Directors and a minimum level of profitability must be achieved before any amounts are paid pursuant to the plan. Payments under the plan are based upon the following factors: (a) annual base salary; (b) an employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, which places a greater percentage of compensation at risk for those with greater responsibility); and (c) a corporate performance factor based on a comparison of corporate results to profitability and revenue objectives established by the Board of Directors' operating budget plan each year for the succeeding year.

  The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock market performance and to increase value for all stockholders. The Committee generally grants options under the Company's stockholder-approved plans with an exercise price equal to the market price at the date of the grant and, as a result, the options will have value only if the Company's stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Consistent with the Committee's philosophy that the award of stock options should be used to incentivize key executive officers and to further align their interests with those of the stockholders, during fiscal year 1997 the Committee examined the stock and option holdings of the Company's executive officers and determined that the awards set forth in the Option Grants in Last Fiscal Year Table were appropriate.

  The Committee has considered the potential future effects of Section 162(m) of the Code, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of the Company's executive officers approached the $1 million limit in fiscal year nor is any expected to approach such limit in fiscal year 1998. However, the provisions of Section 162(m) merit current consideration because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. The Company's 1997 Stock Option Plan has been designed and administered to meet such requirements, and the 1997 Supplemental Stock Option Plan does not have to meet such requirements because the executive officers and directors are excluded from participating in such Plan. The Company has not attempted to structure other elements of executive compensation to qualify as performance-based compensation for purposes of
Section 162(m).

                                          Leslie G. Denend
                                          Allison R. Schleicher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No interlocking relationship exists between the Company's Board of Directors or Officers Compensation Committee and the board of directors or compensation committee of any other company.

                               PERFORMANCE GRAPH

  The following graph compares the five-year cumulative total returns for the Company, the NASDAQ Market Index and an index constructed from a peer group consisting of 563 companies that are classified in the same Standard Industrial Classification (SIC) code as the Company.

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG RATIONAL SOFTWARE CORPORATION,
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

                   [PERFORMANCE GRAPH GRAPHIC APPEARS HERE]

                    ASSUMES $100 INVESTED ON APRIL 1, 1992
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING MARCH 31, 1997

                                         1992  1993   1994   1995   1996   1997
                                         ---- ------ ------ ------ ------ ------
Rational Software....................... 100   81.25  78.13  92.19 329.17 343.75
Industry Index.......................... 100  113.31 120.47 159.34 231.75 258.41
Broad Market............................ 100  111.91 129.33 137.21 184.56 206.47

                             CERTAIN TRANSACTIONS

  Daniel H. Case III, a director and stockholder of the Company, is the President and Chief Executive Officer of Hambrecht & Quist Group ("H&Q"). H&Q was a managing underwriter of the Company's public offerings which took place in June 1995 and October 1996, respectively, and received certain discounts and commissions, and was indemnified by the Company, with respect thereto. H&Q also provided financial advisory services to Rational in connection with the merger of SQA, Inc. in February 1997. H&Q received an initial payment of $250,000 upon delivery of its fairness opinion in connection with the SQA Merger, and was paid an additional $750,000 upon consummation of the SQA Merger as well as reimbursement for reasonable out-of-pocket expenses incurred in connection with its services. H&Q also provided financial advisory services to Rational in connection with the Pure Atria Merger. H&Q was paid in an initial payment of $2.0 million upon delivery of its fairness opinion in connection with the Pure Atria Merger. H&Q was also paid an additional $3.3 million upon consummation of the Pure Atria Merger. H&Q was also to be reimbursed for reasonable out-of-pocket expenses incurred in connection with its services in connection with the Pure Atria Merger. H&Q may in the future provide other investment banking services or financial advisory services to the Company as well as continue to provide research coverage of the Company or make a market in its publicly traded securities, although there is no agreement between the Company and H&Q relating to such activities.

  In connection with the Company's October 1996 public offering, Ivar Jacobson, Vice President, Business Engineering, sold 412,544 shares of Rational Common Stock. Pursuant to a contractual obligation undertaken in connection with its acquisition of Objectory, the Company reimbursed Mr. Jacobson for the underwriting discount applicable to such shares. The amount so reimbursed was $701,324.80.

                           EXPENSES OF SOLICITATION

  The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to solicitation of proxies by mail, the officers, directors, and regular employees of the Company may solicit proxies in person or by telegraph or telephone. Brokerage houses, nominees, fiduciaries, and other custodians will be requested by the Company to forward proxy soliciting material to beneficial owners of shares held of record by them and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so. The Company has retained Georgeson & Company, a professional solicitation firm, to assist in the solicitation of proxies at a cost not to exceed $10,000.

                             STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for the 1998 Annual Meeting of stockholders, stockholder proposals must be received by the Company no later than April 21, 1998, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

                                          By Order of the Board of Directors,

                                          Robert T. Bond
                                          Secretary

                         RATIONAL SOFTWARE CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                              September 25, 1997
          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Rational Software Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated August 18, 1997, and hereby appoints Paul D. Levy and Robert T. Bond, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Annual Meeting of Stockholders of Rational Software Corporation to be held on September 25, 1997, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.


       (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                                                                                  Please mark    [X]
                                                                                                                 your votes as
                                                                                                                  indicated in
                                                                                                                  this example
                              WITHHELD
                         FOR   FOR ALL                                      FOR   AGAINST ABSTAIN

1. ELECTION OF CLASS II  [_]     [_]          2.  AMENDMENT TO THE 1997     [_]      [_]     [_]
   MEMBERS (FOR TERMS                             STOCK OPTION PLAN
   EXPIRING IN 2000) OF THE                       RESERVING AN ADDITIONAL
   BOARD OF DIRECTORS:                            4,000,000 SHARES OF THE
                                                  COMPANY'S COMMON STOCK.
Nominees: Daniel H. Case III,                                               FOR   AGAINST ABSTAIN
          Paul D. Levy,                        3. AMENDMENT TO THE 1994     [_]      [_]     [_]
          John E. Montague                        EMPLOYEE STOCK PURCHASE
                                                  PLAN RESERVING AN
IF you wish to withhold authority to              ADDITIONAL 1,000,000
vote for any individual nominee, strike           SHARES OF THE COMPANY'S
a line through that nominees name in the          COMMON STOCK.
list above.                                                                 FOR   AGAINST ABSTAIN
                                               4. PROPOSAL TO RATIFY THE    [_]      [_]     [_]
                                                  APPOINTMENT OF ERNST &
                                                  YOUNG, LLP AS THE
                                                  COMPANY'S INDEPENDENT
                                                  AUDITORS TO EXAMINE THE
                                                  FINANCIAL STATEMENTS OF
                                                  THE COMPANY FOR FISCAL
                                                  YEAR 1998:


                                                  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL
                                                  BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM
                                                  ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                  Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

                                                  Dated: ____________________________________________________________________

                                                  ___________________________________________________________________________
                                                  (Signature)
                                                  ___________________________________________________________________________
                                                  (Signature)

(This proxy should be marked, dated, signed by the stockholder or stockholders exactly as the stockholder's or stockholders' names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)
----------------------------------------------------------------------------------------------------------------------------------
                                                     * FOLD AND DETACH HERE *